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                                                                       Exhibit 5

Baxter International Inc.                                       April 10, 2003
One Baxter Parkway
Deerfield, Illinois  60015

Ladies and Gentlemen:

I refer to the registration statement on Form S-8 (the "Registration Statement") of Baxter International Inc. (the "Company") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the registration of deferred compensation obligations (the "Obligations") of the Company offered under the Baxter International Inc. and Subsidiaries Deferred Compensation Plan (the "Plan"), as specified in the Registration Statement.

I have examined and am familiar with (i) the Company's Restated Certificate of Incorporation, as amended, (ii) the Company's By-laws, as amended, (iii) the corporate proceedings relating to the Registration Statement and the Plan, and
(iv) the Registration Statement. Upon the basis of the foregoing, and having satisfied myself as to such other matters of law and fact as I consider relevant for the purposes of this opinion, I advise you that, in my opinion, the Obligations have been duly authorized for issuance and, when the Obligations are issued by the Company pursuant to the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally, by general principles of equity (whether in an action at law or a proceeding in equity), or by the laws of usury or other laws of equitable principles relating to or limiting the interest rate payable on indebtedness.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,

/S/ Thomas J. Sabatino, Jr.

Thomas J. Sabatino, Jr.
Senior Vice President and
General Counsel